Exhibit 14.3
TIB FINANCIAL CORP. AND SUBSIDIARIES
To: All TIB Financial Corp. and TIB Bank Employees
TIB has long enjoyed — and has long deserved — an excellent reputation for integrity in the conduct of our business and in our relationships with customers, shareholders and employees.
Clearly, as we pursue our individual job responsibilities, we must always comply with applicable laws and regulations. But at TIB, “integrity” has always meant more than that. It also means ensuring that our business conduct is free from conflicts of interest in both fact and appearance. And it means handling the assets and affairs of our customers with the utmost care. The TIB Code of Business Conduct and Ethics for Employees is designed to provide guidance for each of us in these areas.
If you have any questions about how to apply the principles of the Code to your daily job, I invite you to ask your supervisor for clarification. Additional help in understanding what the Code means and how it applies to you may be obtained by contacting the Human Resources Department.
Edward V. Lett Chief Executive Officer

Table of Contents

	Introduction	page 4

I.	What Employees can expect from TIB	page 4
A. Equal opportunity
B. Affirmative action
C. Ability and qualification primary basis for selection and promotion

II.	What TIB expects of Employees	page 4
A. Adherence to code of conduct
B. Avoidance of illegal conduct
C. Performance of work duties in the best interests of the company
D. Adherence to expense account policies and guidelines
E. Cooperation in investigations
F. Compliance with substance abuse policies
G. Avoidance of discrimination and harassment
H. Diligence in following Corporate PC & Internet Security Guidelines

III.	Responsibility of Employees to avoid possible conflicts of interest	page 5
A. Outside activities vs. interests of the company
B. Solicitation of money, gifts or other compensation
C. Acceptance of money, gifts or special treatment
D. Serving under power-of-attorney, executor, or as personal representative
E. Outside employment or directorships
F. Borrowing from customers, competitors or suppliers
G. Processing personal business transactions

IV.	Dealings between Employees and the company	page 7
A. Officer borrowing from the company
B. Discretionary decisions
C. Public statement of opinion
D. Copyright ownership
E. Employees giving legal, tax, accounting or investment advice

V.	Responsibility as a steward of other’s financial interests	page 7

VI.	Privacy rights of customers	page 7

VII.	Responsibility in the marketplace	page 9
A. Gifts to customers, competitors, or suppliers
B. Accuracy of information provided to customers, employees, etc.
C. Agreements or arrangements with competitors
D. Services provided to customers
E. Confidential information
F. Public information
G. Accuracy and fairness of records
H. Embezzlement or misapplication of finds

VIII.	Professionalism in business and personal matters	page 10
A. Follow the code of conduct
B. Company property
C. Personal financial affairs

IX.	Responsibility of citizenship	page 10

X.	Political contributions	page 10

XI.	Implementation	page 11

XII.	Responsibility of Employees to report violations	page 11

XIII.	Enforcement of Code of Business Conduct and Ethics	page 11

XIV.	Conflict Between this Document and Other Documents	page 11

TIB Bank Code of Business Conduct and Ethics
Policy
The TIB Code of Business Conduct and Ethics (the “Code”) expresses the core values of our company. Each employee of the company must read, understand, and abide by the letter and the spirit of the Code. The honesty, integrity, and sound judgment of our employees are essential to TIB’s reputation and success. In all situations, employees will act to avoid even the appearance of legal or ethical impropriety.
Introduction
This Code includes standards for the workplace environment which TIB employees are expected to observe and promote as well as standards for each employee’s own conduct.
The terms “TIB” and “company” means TIB Financial Corp. and its subsidiaries. If policies of subsidiaries cover the same subject matter as the Code, the more stringent policy must govern.
I.	What Employees can expect from TIB
TIB pledges fair treatment to all employees. Specifically, TIB
A.	Seeks to promote equal employment and career advancement opportunity, and to eliminate bias on the basis of race, creed, color, gender, religion, age, disability, national origin, veteran status, sexual orientation, or any classification protected by applicable law.

B.	Maintains ongoing affirmative action programs, and expects managers and all other employees to comply fully with the spirit as well as the provisions of these programs.

C.	Makes demonstrated ability and qualification the primary basis for selection and promotion.
II.	What TIB expects of Employees
Integrity and high ethical standards are essential in our business. TIB expects employees to be conscientious and do quality work. Employees should:
A.	Follow the spirit and provisions of the Code. Failing to do so may result in disciplinary action, including termination of employment.

B.	Avoid illegal conduct in your business and personal life. Immediately notify your manager if you are arrested for or convicted of a criminal offense involving theft, dishonesty, and breach of trust or any other crime.
C.	As you work, keep the best interests of TIB in mind.
1.	Handle company business promptly, and understand the difference between your responsibilities and those actions and decisions you are not qualified or authorized to make. Do not conduct or authorize any business transactions unless you have the authority to do so.

2.	Be careful when you enter into legal agreements and other contracts on behalf of TIB. Only do so when it is appropriate and you have authorization from your manager. Employees have no authority to take action that they know is in violation of any statute, rule or regulation. If you are not sure if you have the authority to act or whether a proposed action has been authorized you should ask for guidance from your manager, or the appropriate Executive Officer.
D.	Be truthful and accurate when you file for reimbursement of expenses and follow the relevant policies and guidelines.

E.	Be truthful and accurate during an internal or external investigation, and maintain the confidentiality of the investigation. Failure to cooperate in an investigation may lead to disciplinary action up to and including termination.

F.	Comply with policies contained in the TIB Employee Handbook.

G.	Perform your duties without discrimination on the basis of race, creed, color, gender, religion, age, disability, national origin, veteran status, sexual orientation or any other classification protected by applicable law. Do not engage in harassment of any kind, including sexual harassment

H.	Comply with the company’s PC & Internet Security Guidelines and be diligent in safeguarding the security of our information and physical assets.

I.	Have a duty of loyalty
III.	Responsibility of Employees to avoid possible conflicts of interest
You receive compensation and benefits from TIB, and must not use your association with the company for other personal gain. If you have questions about an activity that might violate or appear to violate this policy, check with your manager or the appropriate Executive Officer.
Follow these guidelines to avoid possible conflicts of interest:
A.	Ensure that no outside personal, business, charitable, religious, civic, or investment activities conflict with the interests of the company.
1.	Employees may directly or indirectly sell, purchase, or lease property or services to or from the company only if:
a.	The transaction is in the ordinary course of business on terms and conditions generally available to the public, less any standard company-approved employee discount.

b.	The transaction is fair and reasonable to the company at the time it is approved and employees disclose details of the transaction and get prior written approval from the appropriate Executive Officer.
2.	The primary business obligation of employees is to TIB, and any activities or investments that detract from this obligation must be avoided. Unless an appropriate Executive Officer gives prior written approval, employees must not directly or indirectly:
a.	Engage in any business activity or make any investment that competes with the business interests or activities of TIB.

b.	Acquire or retain investments or financial interests in any business entity that is or may reasonably be expected to become a customer, competitor, or supplier of TIB, if you are in a position to influence decisions between TIB and the business entity and have direct contact with that business such as a loan officer, purchasing officer, or their direct supervisor.

c.	Employees must never trade in a security while in possession of material, non-public information about the issuer. Employee trading should not be based upon information that is confidential or proprietary to TIB, its subsidiaries or affiliates, its clients, or its counter-parties.

d.	To avoid even the appearance of impropriety, employees are prohibited from purchasing public offerings where TIB or its affiliates have a relationship with the issuer and the employee is involved in that relationship.
B.	To avoid possible conflicts of interest, and because it is potentially illegal under the Bank Bribery Act, employees must not directly or indirectly solicit money, gifts or other compensation benefiting themselves for business decisions they make for the company or for services that are part of their job. Bribes, kickbacks, or other illegal payments cannot be accepted. You should inform the appropriate Executive Officer of any offer or gift made to influence or reward you in connection with company business. If you are uncertain as to the application of this provision you should contact your manager.

C.	In some instances, employees may accept gifts of nominal or reasonable value without risk of corruption or breach of trust. Described below are guidelines for accepting gifts. Generally, employees may accept:
1.	Gifts, gratuities, amenities, or favors based on obvious family personal relationships (such as those between the parents, children, or spouse of an employee) when the circumstances make it clear that such relationships, rather than the business of the company, are the motive for the gift.

2.	Meals, refreshments, travel arrangements or accommodations, or entertainment, as long as all are of reasonable value, are in the mutual business interest of TIB and the other party, and do not create a sense of obligation.

3.	Gifts of reasonable value that are related to commonly recognized events or occasions, such as a promotion, new job, wedding, retirement, religious holiday, etc.

4.	Advertising or promotional material of reasonable value, such as pens, pencils, note pads, key chains, calendars, or similar items.
D.	Do not serve under a power-of-attorney or as executor, personal representative, trustee or guardian of an estate, trust or guardianship established by anyone other than a family member, without obtaining written permission of your manager.

E.	Do not accept directorships or positions with for-profit corporations, non-profit organizations or accept employment with outside companies without getting written approval first from your manager.

F.	Employees may not directly or indirectly obtain credit from a customer, competitor or supplier of TIB except when the person granting the credit does so solely as a family member or personal friend independent of any business relationship with TIB; or the granting of credit is within the ordinary course of business, based on terms generally available to others, given without reference to the assets or credit standing of TIB; and complies with all applicable laws and TIB policies.

G.	Employees may not directly or indirectly process their own personal banking transactions. (This does not include employee internet Banking). In addition, employees may not directly or indirectly process the banking transactions of their family members or significant others as well as those transactions of any person residing in their household.
IV.	Dealings between Employees and the company
A.	Officers may not directly or indirectly obtain credit (including overdrafts) from TIB unless the type of credit desired is permitted by Reg. O or as published in the TIB Credit Policy Manual.

B.	Employees may not make discretionary decisions for TIB (such as approving extensions of credit or overdrafts, waiving service charges or late fees, or purchasing goods or services) with respect to themselves, their relatives, or organizations in which they hold a material management or financial interest.

C.	When you are publicly stating a personal opinion which might be construed as the opinion of TIB you should make it clear you are speaking only for yourself and not TIB.

E.	Do not give legal, tax, accounting, or investment advice to any customer, unless you are qualified and authorized to do so. In general, customers should be told to seek professional legal, tax, and accounting advice from their own advisors.
V.	Responsibility as a steward of other’s financial interests
Our customers rely on us to maintain confidentiality and exercise prudence when dealing with their financial affairs, funds, and property.
A.	Employees should ensure that all confidential and proprietary information they receive in their jobs is used only for “need-to-know” purposes and not provided to unauthorized persons. This information should also not be used for investment, business, charitable, religious, civic, or other purposes unrelated to the business of the company. Confidential and proprietary information should not be used as a basis for buying, selling, trading, or recommending the purchase, sale, or trading of any securities of any entity until the public has the same information.

B.	Employees should ensure that all non-public information concerning the securities, financial condition, earnings, and other performance data of TIB remains confidential until provided to the public by TIB.

C.	Employees should maintain the confidentiality of information entrusted to them by the company or its customers, except when disclosure is authorized or legally mandated.
VI.	Privacy rights of customers
To protect the rights of customers to privacy, TIB expects employees to:
       A. Securely maintain all files and records which contain customer information.
B.	Divulge no personal or financial information to others except with proper customer authorization, through proper legal process or regulation, or for permissible credit reporting purposes.

C.	Fully adhere to TIB’s corporate policy titled Privacy Statement.
VII.	Responsibility in the marketplace
TIB will be honest and fair in relations with customers, competitors and suppliers.
A.	Employees must not give money, gifts of other than nominal value, or unusual hospitality to any customer, competitor, or supplier of TIB in order to influence that person to favor TIB.

B.	Employees must not lie or provide misleading information to any customer, director, or employee of TIB or to any attorney, accountant, auditor, or agent retained by TIB or to any government agent or regulator.

C.	Employees must not engage in discussions or enter into agreements with competitors about prices for services or other competitive policies and practices.

D.	Employees must try to provide information that is clear, factual, relevant, and honest to help customers select services that meet their needs. All services will be equally available to all customers who meet relevant criteria and standards.

E.	Confidential information about TIB, its shareholders, existing or prospective customers, competitors or suppliers, gained through association with TIB must be used by employees solely for TIB purposes. Such information must not be provided to any other person or firm, or used for personal, private, business, charitable, or any other purpose.

F.	Information, advertising, and other statements released to the public by TIB must be truthful and not misleading. Media inquiries should be directed to the Company’s CEO.

G.	The financial statements, books, records, accounts and all financial information of TIB must accurately and fairly reflect the company’s transactions and operations. Employees must not, directly or indirectly, knowingly falsify any company documents.

H.	TIB will seek the prosecution of any employee suspected of embezzlement or misapplication of funds.
VIII.	Professionalism in business and personal matters
A.	Employees are governed by the TIB Code of Business Conduct and Ethics and must follow the provisions of the Code in a manner that will protect the integrity and reputation of TIB and themselves.

B.	Employees must not convert property or assets of TIB to personal use.

C.	Employees must manage their own financial affairs responsibly. They must disclose to their manager any personal financial problems that might cause embarrassment to the company if they became public knowledge or might affect their judgment concerning company business.
IX.	Responsibility of citizenship
A.	TIB intends to be a good corporate citizen in every community in which it operates, supporting worthy civic, cultural, educational, social and other programs contributing to the quality of life.

B.	Employees are encouraged to exercise their rights and duties as private citizens. Since certain civic activities may adversely affect job performance, employees must obtain written approval from an appropriate Executive Officer before seeking or accepting any public office and before serving as the chairperson or treasurer of a political campaign committee for any candidate or political party.

C.	Although employees are encouraged to participate freely and actively in the political process, they must follow all applicable laws, rules, and regulations (including those relating to conflicts of interest and ethical improprieties by government officials) and make sure that the activities do not interfere with the employee’s ability to perform his or her employment duties.

D.	No bribe or other compensation to influence a decision or action should be paid to or accepted from any political or government official.
X.	Political contributions
A.	Federal law prohibits all corporations from making federal political contributions and prohibits banks from making contributions to federal, state, or local candidates for election. In addition, various state laws further limit the ability of corporations to make political contributions.

B.	Where lawful, TIB may make contributions concerning civic or governmental issues in which TIB has a particular interest. These contributions cannot be to candidates for elective office. They may be made only after receiving an opinion from corporate counsel that the contribution is lawful and the prior written approval of the appropriate Executive Officer.

C.	Any contributions by TIB to candidates for elective public office will require that the contribution is lawful and the prior written approval of TIB’s Chief Executive Officer.

D.	Employees may contribute to TIB-sponsored political action committees. Employees may contribute on their own behalf to political candidates provided all applicable laws as well as specific departmental policies are followed. Certain employees who assist TIB in soliciting municipal finance business are subject to additional restrictions on their contributions.
XI.	Implementation
Each employee is responsible for knowing the contents of the Code and following its instructions at all times. The rules of the Code will be enforced through audit, examination, and personnel procedures. Employees should address questions in writing concerning whether specific activities are prohibited or restricted by the Code to TIB’s Director of Human Resources.
XII.	Responsibility of Employees to report violations
If you believe the law and/or the Code is being violated, including concerns regarding questionable accounting, financial reporting or auditing matters, you must report the situation promptly (within 48 hours) to your manager and/or to the Director of Human Resources. If you believe that your welfare and safety will be compromised in reporting instances of suspected misconduct, you should use the TIB Ethics Hotline (1-877-234-5151) to report anonymously or confidentially. Your concerns or suspicions are important to the company. The Company will not discharge, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of such employee with respect to good faith reporting of complaints regarding Accounting Matters or otherwise as specified in Section 806 of the Sarbanes-Oxley Act of 2002. The appropriate Ethics Hotline member will conduct an investigation to determine if a violation has occurred. TIB will ensure unbiased treatment of all parties concerned. Such disclosure does not eliminate the obligation to file federal suspicious activity reports or other required regulatory filings.
XIII.	Enforcement of Code of Business Conduct and Ethics
Instances of failure to comply with this Code of Business Conduct and Ethics will be reported to management, the Audit Committee, the Corporate Governance and Nomination Committee, and as appropriate, to TIB’s regulatory agencies and/or law enforcement agencies
XIV.	In the case of a conflict between any section of this Code of Business Conduct and Ethics for Employees and any other document addressing the same or similar issues, this document prevails.

TIB Code of Business Conduct and Ethics for Employees Acknowledgement Form
I, (employee), acknowledge receipt of The TIB Code of Business Conduct and Ethics (The Code), and that I have read and understand the contents of The Code. I further understand that I must follow the spirit and provisions of The Code. Failing to do so may result in disciplinary action, including, but not limited to termination of my employment.
Print Name:
Signature: Date: